Exhibit 10.5.1


                                 SEPARATION AGREEMENT


               This Separation Agreement (the "Agreement") is made and entered into by and between International Murex Technologies Corporation, a corporation organized under the laws of British Columbia (the "Company") and J. David Tholen ("Mr. Tholen"). The term "Company" shall also include the affiliated corporations and subsidiaries, both direct and indirect (which are listed as Exhibit A of this Agreement), successors and assigns of International Murex Technologies Corporation. This Agreement is made and entered into as of the date of execution hereof by Mr. Tholen as set forth on the signature page hereof.

                                       RECITALS

               A. Pursuant to an employment agreement effective as of January 1, 1995, by and between the Company and Mr. Tholen (the "Employment Agreement"), the Company employed Mr. Tholen and Mr. Tholen accepted employment with the Company to perform the duties of President and Chief Executive Officer of the Company or such other position as Mr. Tholen and the Board of Directors of the Company shall have agreed.

               B. Mr. Tholen hereby is resigning from all of his positions with the Company and is releasing the Company from certain obligations to Mr. Tholen and the Company is agreeing to indemnify Mr. Tholen from certain obligations as more fully set forth herein, and, accordingly, the Company and Mr. Tholen wish to set forth the terms and conditions governing the termination of Mr. Tholen's employment with the Company.

               NOW, THEREFORE, in consideration of the mutual agreements, conditions and covenants herein set forth, the Company and Mr. Tholen agree as follows:

          1. (a) Mr. Tholen resigns from all positions as Director of the Company and all subsidiaries of the Company and from all committees of the Board of Directors and from all Trustee and other fiduciary and management positions over any employee benefit plans of the Company. This resignation is effective on the date of execution of this Agreement by the parties.

               (b) Mr. Tholen resigns as President, Chief Executive Officer and employee of the Company. This resignation is effective December 1, 1996.

          2. Mr. Tholen agrees to, simultaneously with the execution of this Agreement, execute any documents and take whatever actions are necessary to transfer any and all shares he currently holds in any subsidiaries, both direct and indirect, of the Company, to such person or persons as the Company directs.

          3. By entering into this Agreement, Mr. Tholen waives any claim to reinstatement and/or future employment with the Company. Except as explicitly provided for in this Agreement, any and all rights, duties and obligations of the Company and Mr. Tholen pursuant to Mr. Tholen's Employment Agreement and all other understandings and agreements between the Company and Mr. Tholen hereby are terminated.

          4. Pursuant to the notice of termination provisions in his Employment Agreement, the Company is paying and providing and will continue to pay and provide Mr. Tholen's regular salary and benefits through February 28, 1997. In full satisfaction of all payments and other obligations due Mr. Tholen from the Company, including without limitation, all obligations (if any) for salary, bonus, incentive compensation and employee benefits of every kind and description, the Company shall also provide the following:

               (a) The Company shall pay Mr. Tholen an aggregate amount equal to Five Hundred Twelve Thousand Five Hundred Dollars ($512,500), which amount shall be payable in eight installments, each in the amount of $64,062.50. Such installment payments shall be subject to the deduction of such withholdings as are required under federal and state law, and shall be made on the following dates:

                    March 3, 1997
                    June 2, 1997
                    September 1, 1997
                    December 1, 1997
                    March 2, 1998
                    June 1, 1998
                    September 1, 1998
                    December 1, 1998

               (b) In addition to the amount payable to Mr. Tholen under Paragraph 4(a) above, Mr. Tholen shall be entitled to a cash payment of $181,563 which represents Mr. Tholen's 1996 cash bonus. This cash payment will be made at such time as other Company executives are paid 1996
                    cash bonuses.   In addition, Mr. Tholen will be issued
                    67,266 shares of common stock of the Company to be released 75 percent (50,450 shares) on October 1, 1997 and 25 percent (16,816 shares) on June 1, 1998. In the event Company executives determine that receipt of these shares may be deferred, Mr. Tholen may defer receipt of the shares referenced in this Paragraph 4(b) pursuant to the same terms and conditions as other
                    Company executives.   No further incentive compensation
                    will be paid.

               (c) For all of Mr. Tholen's outstanding vested stock options listed below (the "Stock Options"), the Company will extend the termination date of such Stock Options until March 1, 1999.

                    Number of Option Shares   Date of Grant  Exercise Price
                    -----------------------   -------------  --------------

                       200,000                   3/4/96          $3.125

                    (1) Mr. Tholen agrees to exercise these options no sooner than the dates listed in and only in accordance with the following schedule:

                    Number of Options             Date on which the Options
                    -----------------             -------------------------
                                                  are Exercisable
                                                  ---------------

                         25,000                        March 1, 1997
                         25,000                        June 1, 1997
                         25,000                        September 1, 1997
                         25,000                        December 1, 1997
                         25,000                        March 1, 1998
                         25,000                        June 1, 1998
                         25,000                        September 1, 1998
                         25,000                        December 1, 1998


                    (2) Except as provided in Paragraph 16(e) herein, all Stock Options which are not exercised prior to March 1, 1999 will expire. All unvested Stock Options as of January 27, 1997 shall be forfeited.

                    (3) In the event Mr. C. Robert Cusick or Mr. F. Michael Warren exercise, within one calendar quarter, currently held stock options in an amount greater than the quarterly exercisable amount set forth above in Paragraph 4(c)(1) above, the Company will notify Mr. Tholen in writing of this fact within 10 business days of the exercise of the stock options. Mr. Tholen will then have the right to immediately exercise Stock Options he currently holds in an amount equal to the amount exercised by Mr. Cusick or Mr. Warren.

                    (4) Except as modified herein, Mr. Tholen will have all rights and benefits as other stock option holders, as set forth in the 1993 Amended and Restated Employee Equity Incentive Plan.


               (d) Mr. Tholen has elected to continue his group health medical coverage under the Company's health benefits continuation coverage option. The Company agrees to pay (subject to reimbursement as outlined below) the applicable premiums on Mr. Tholen's behalf for family coverage through August 31, 1998 (unless Mr. Tholen becomes covered under another employer's group health plan, in which case continued group coverage under the Company's plans shall cease). Mr. Tholen will reimburse the Company for these Company-paid premiums through quarterly deductions from his severance payments, beginning with the first severance payment due on March 3, 1997.

               (e) Mr. Tholen may retain the following Company equipment currently in his possession: the office furniture which was located in his office in Atlanta, a facsimile machine and cellular phones. All other Company equipment in Mr. Tholen's possession, including, without limitation, all Company-issued keys, documents, credit cards, and records shall be returned to the Company as of January 27, 1997.

               (f) Mr. Tholen may retain possession of the automobile leased at the Company's expense for Mr. Tholen's personal and business use until July 31, 1997. The Company will maintain the present insurance policy on the vehicle throughout this period. The Company will pay any ad valorem tax liability. Mr. Tholen is responsible for all fuel and maintenance costs for the vehicle. The vehicle shall be returned to the Company in good working condition, normal wear and tear excepted, no later than July 31, 1997.

               (g) In lieu of outplacement services, secretarial and clerical assistance, reimbursement for the costs of financial, tax and estate planning, the Company shall pay Mr. Tholen $25,000 on or before February 3, 1997 to cover the cost of all such services and incidental expenses.

               (h) The Company shall pay Mr. Tholen's legal expenses up to the amount of $20,000. Such amount will be payable to Wilson, Strickland & Benson, P.C. no later than February 3, 1997. Payment of these fees and expenses is contingent upon the full execution of this Agreement and receipt by the Company of a statement for services detailing hours worked, hourly rates charged and expenses incurred.

               (i) The indemnity agreement by and between the Company and Mr. Tholen, dated as of the 30th day of June, 1993, shall not be terminated by this Agreement, and accordingly, Mr. Tholen shall continue to receive indemnity coverage in accordance with the terms of such agreement. Additionally, so long as the Company maintains Directors and Officers liability insurance coverage, Mr. Tholen is eligible for coverage and will continue to be covered for all acts or omissions to act while he was an officer and director of the Company.

               (j) The press release attached as Exhibit B to this Agreement will be issued within one business day after January 27, 1997.

               (k) In the event Mr. C. Robert Cusick and Mr. Michael Warren cease to be employed by the Company for any reason or there is a Change in Control as defined in their respective Employment Agreements, the severance payments listed above in 4(a) and the bonus payments listed in 4(b) will become due and payable and the options listed in 4(c) will become immediately exercisable with the effective date of Mr. Cusick's and Mr. Warren's cessation of employment.

               (l) The Company acknowledges and agrees that Mr. Tholen is entitled to payment of all amounts under this Paragraph 4 and to receive all benefits under this Agreement, notwithstanding any future employment which may be obtained by Mr. Tholen, so long as such employment is not in violation of this Agreement and/or Section 6 (Confidential Information); Section 7.01 (Non-Competition); Section 7.02 (Agreement Not to Solicit Customers) and Section 7.03 (Agreement Not to Solicit Employees) of his Employment Agreement as determined under Paragraph 16 of this Agreement.

               (m) If Mr. Tholen dies prior to the payment of all amounts due and owing to him under the terms of this Agreement, such amounts shall be paid to such beneficiary or beneficiaries as Mr. Tholen may have last designated in writing filed with the Chief Financial Officer of the Company or as provided under applicable benefit plans or programs or if Mr. Tholen has made no beneficiary designation to Mr. Tholen's estate. Such designated beneficiary or the executor of his estate, as the case may be, may exercise all of Mr. Tholen's rights hereunder. If any beneficiary designated by Mr. Tholen shall predecease Mr. Tholen, the designation of such beneficiary shall be deemed revoked, and any amounts which would have been payable to such beneficiary shall be paid to Mr. Tholen's estate. If any designated beneficiary survives Mr. Tholen but dies before payment of all amounts due hereunder, such payments shall, unless Mr. Tholen has designated otherwise, be made to such beneficiary's estate.

          5. [This paragraph is intentionally omitted due to confidential nature.]

          6. (a) As further consideration for the Severance Compensation provided in Paragraph 4 of this Agreement, to which Mr. Tholen is otherwise not entitled (and he expressly acknowledges the same) Mr. Tholen agrees to, and hereby does unconditionally release, discharge and hold harmless the Company from each and every action, claim, right, liability, or demand of any kind or nature that he had, has now or might hereafter claim to have against the Company, known or unknown, in connection with his employment relationship, the termination of his employment relationship, and the surrounding circumstances thereof that are based on facts in existence on or before the effective date of this Agreement (collectively referred to as "Released Claims"). Specifically included in Mr. Tholen's release, discharge and hold harmless are all employment claims and other claims including but not limited to, those arising under the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1866 and 1964, the Rehabilitation Act, the Equal Pay Act, the Vietnam Era Veteran's Readjustment Assistance Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act, the Americans With Disabilities Act, the Employee Polygraph Protection Act, the Age Discrimination in Employment Act, the Older Worker's Benefits Protection Act (which Acts and laws prohibit discrimination based upon race, sex, color, national origin, religion, age, disability, citizenship status, and veteran status, among others) and any other federal, state or local laws, regulations, ordinances, or common law theories of recovery.

               (b) Without limitation of the foregoing, and for purposes of this waiver and release, the term "Company" as used in this section shall specifically include each of the entities and individuals set forth on Exhibit A attached hereto.

          7. The Company agrees to indemnify, defend and hold Mr. Tholen harmless against any and all claims, actions or causes of action, assessments, investigations, arbitrations, proceedings of an administrative nature, suits, awards, judgments, decrees, settlements, court costs at both trial and appellate levels, losses, damages, liabilities, costs and expenses of any nature whatsoever, including, without limitation, fines, interest, taxes, penalties, and actual attorneys fees and expenses, asserted against, resulting to, imposed upon or incurred by Mr. Tholen, directly or indirectly, by reason of or resulting from actions taken by Mr. Tholen on behalf of the Company within the scope of his employment or in furtherance of his duties as an officer or director of the Company. This agreement includes any and all such claims which may be brought by the Company and/or any person or entity listed on Exhibit A of this agreement.

          8. Mr. Tholen and the Company hereby expressly acknowledge that they or their attorneys may hereafter discover Claims presently unknown or unsuspected or facts different from or in addition to those which they now know or believe to be true with respect to the subject matter of this Agreement, or any part thereof, and Mr. Tholen and the Company agree that this Agreement and the releases herein given shall be and remain in full force and effect in all respects, notwithstanding the discovery or existence of such different or additional facts and/or Claims.

          9. Mr. Tholen represents and warrants that (i) he has not filed any complaints, charges or lawsuits against the Company or the Company's Affiliates, as listed on Exhibit A of this Agreement, and (ii) he is the sole and lawful owner of all rights, title and interest in and to the Released Claims herein, and has not heretofore assigned or transferred or purported to assign or transfer to any other person any rights or interests in or to any such Released Claims or any part or portion of any of such Released Claims.

          10. The Company and Mr. Tholen acknowledge and agree that the terms and provisions of this Agreement were made in confidence and shall remain confidential, except for any disclosures which may be required by applicable law, rule, regulation or generally accepted accounting practice, including any rules of applicable stock exchanges and other self-regulatory organizations (collectively, "Laws"), and except as otherwise required to comply with the provisions of this Agreement, and that they each shall not disclose or cause or allow to be disclosed, privately or publicly, any of the terms or provisions of this Agreement to any person or entity, except to their respective counsel, financial advisors, or agents. Furthermore, Mr. Tholen may disclose the terms and provisions of this Agreement to his spouse. No prior notice shall be required in connection with any party's disclosure in connection with its required compliance with applicable Laws. In addition, notwithstanding the foregoing, any party shall be permitted to submit this Agreement as evidence in any proceeding, including, without limitation, in connection with any dispute between the parties.

          11. Mr. Tholen agrees to refrain from making, and the Company agrees to instruct its officers, directors, employees and agents to refrain from making, any negative, detracting or unfavorable statements concerning each other, and their respective businesses or business endeavors. Mr. Tholen agrees and promises not to undertake any harassing or disparaging conduct directed at the Company. The Company agrees to instruct its officers, directors, employees and agents not to undertake any harassing or disparaging conduct directed at Mr. Tholen.

          12. Mr. Tholen agrees and acknowledges that, upon the execution and performance of this Agreement, the Company has no further obligation with respect to Mr. Tholen other than as explicitly provided in this Agreement.

          13. The provisions of the Employment Agreement set forth under the following headings thereof are not terminated, but shall continue to apply to Mr. Tholen in accordance with the terms of such provisions: Section 6 (Confidential Information); Section
          7.01 (Non-Competition); Section 7.02 (Agreement Not to Solicit Customers) and Section 7.03 (Agreement Not to Solicit Employees). Each of such provisions is hereby incorporated herein by reference and shall be deemed to be included within this Agreement.

               For purposes of Employee's Non-Competition obligations only, the following list represents those companies and/or individuals in which the Company believes it engages in direct competition:

          Digene Corporation
          Visible Genetics, Inc.
          GenProbe
          National Genetics Institute
          Chiron Corporation
          Dr. Doug Richmond
          Johnson & Johnson Diagnostics
          Innogenetics, N.V.
          Roche
          BioStar, Inc.
          Abbott Laboratories
          Organon
          Third Wave Technologies
          Biochem Immunosystems
          Ortho Diagnostics
          Institute Pasteur
          Genelabs
          U.B.I.
          Sorin

          14. Mr. Tholen understands that his breach of Paragraph 13 of this Agreement will cause the Company irreparable harm which will not be adequately compensated by money damages. Accordingly, in the event of a breach or threatened breach of Paragraph 13 of this Agreement by Mr. Tholen or others acting with Mr. Tholen or at his direction, Mr. Tholen agrees that the Company will be entitled immediately to seek and obtain a temporary restraining order and preliminary and permanent injunction against such acts of breach, in addition to all other remedies available to the Company.

          15. (a) In any action or arbitration brought by the Company to enforce any provision of this Agreement or any provision of the Employment Agreement which survives by virtue of Paragraph 13 of this Agreement: (i) the Company shall be entitled to recover from Mr. Tholen its reasonable attorneys fees, costs and expenses incurred, including those incurred in any appeal, in asserting any claim as to which it is finally adjudicated that the Company is entitled to substantive relief; and (ii) Mr. Tholen shall be entitled to recover from the Company his reasonable attorneys' fees, costs and expenses incurred, including those incurred in any appeal, in defending or otherwise resisting any claim asserted by the Company as to which the Company is finally adjudicated not to be entitled to substantive relief.

               (b) In any action or arbitration brought by Mr. Tholen to enforce any provision of this Agreement: (i) Mr. Tholen shall be entitled to recover from the Company his reasonable attorneys' fees, costs and expenses incurred, including those incurred in any appeal, in asserting any claim as to which he is finally adjudicated to be entitled to substantive relief; and
                    (ii) the Company shall be entitled to recover from Mr. Tholen its reasonable attorneys' fees, costs and expenses incurred, including those incurred in any appeal, in defending or otherwise resisting any claim asserted by Mr. Tholen as to which Mr. Tholen is finally adjudicated not to be entitled to substantive relief.

          16. Mr. Tholen shall receive all payments and benefits to which he is entitled pursuant to this Separation Agreement and any other Agreement between the parties which survives this Agreement (including specifically any Stock Options and all rights as a shareholder) ("Payments and Benefits") until any Payments and Benefits are suspended or terminated pursuant to the provisions of this Section 16.

               (a) Before taking any action to suspend or terminate any payments or other benefits due to Mr. Tholen, the Company shall give Mr. Tholen written notice of any alleged material breach by Mr. Tholen of this Separation Agreement or any provision of the Employment Agreement which survives by virtue of Paragraph 13 of this Agreement ("Material Breach"). Mr. Tholen shall have three business days after actual receipt of such notice (not counting the day of receipt) in which to cure any Material Breach and, upon so doing, shall be entitled to continue to receive all Payments and Benefits.

               (b) If the Company reasonably believes that Mr. Tholen continues to be in Material Breach after the expiration of the period provided for in 16(a) above, it may submit to binding arbitration before the American Arbitration Association ("AAA") the issue of whether Mr. Tholen continues in Material Breach. The controversy shall be settled by arbitration administered by AAA under its Employment Dispute Resolution Rules or such other rules as may be designated by AAA as applicable. Judgment on the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

               (c) During the pendency of an arbitration concerning an alleged Material Breach as set forth above, the Company shall pay all amounts due to Mr. Tholen into escrow pursuant to an escrow agreement in the form attached hereto as Exhibit "C" as such may have been modified or amended (the "Escrow Agreement") and may suspend any benefits due to Mr. Tholen in accordance with Sections 4(a),(b),(c),(k) and (m) of this Agreement, including any future extension of the termination date of Stock Options. The Company's acting in accordance with this
                    Section 16(c) shall not limit Mr. Tholen's obligations under this Agreement.

               (d)  Any amounts paid into escrow by the Company pursuant to
                    Section 16(c) above shall be administered and disbursed in accordance with the Escrow Agreement.

               (e) Mr. Tholen and the Company agree to be bound by the decision of the Arbitrator on the issue of whether there has been a Material Breach. If the Arbitrator finds that there has been a Material Breach by Mr. Tholen, the Company shall be entitled to return of the payments it made pursuant to the Escrow Agreement. If the Arbitrator finds that there has not been a Material Breach by Mr. Tholen, Mr. Tholen shall be entitled to receive the funds paid pursuant to the Escrow Agreement and any future funds which he is entitled to receive pursuant to this Agreement. Additionally, if the Arbitrator finds there has not been a Material Breach by Mr. Tholen, all Stock Options which would have previously been exercisable by Mr. Tholen in the absence of Material Breach shall become immediately exercisable. Notwithstanding any option expiration or termination date otherwise established, the Company shall extend the termination date of Mr. Tholen's remaining, unexercised Stock Options for a period of time which equals the period of time from suspension of the exercise date of Stock Options to the date of the Arbitrator(s) decision in favor of Mr. Tholen, so long as such date does not extend past March 4, 2001.

          17. Mr. Tholen shall return all confidential business information no later than January 27, 1997. Such information includes, but is not limited to, business plans, business reports, business forecasts, printouts, photographs, manuals, and any other record, document or information relating to the Company and its business. Further, Mr. Tholen agrees not to take, procure, photocopy, or copy any property of the Company unless specifically approved by the Company's Chairman or Vice-Chairman or specifically addressed in this Agreement.

          18. Any and all notices or other communications which either party shall be required or may elect to provide the other party pursuant to this Agreement shall be in writing unless otherwise agreed. Any notice or communication hereunder shall be personally delivered or sent by certified, registered or express mail, postage prepaid, return receipt requested, to the other party at the applicable address set forth below.

               If to the Company:  International Murex Technologies
                                    Corporation
                                   650 Woodlawn Road West
                                   Unit 17-18
                                   Guelph, Ontario N1K 1B8
                                   Attention: Chairman of the Board

               If to Mr. Tholen:   Mr. J. David Tholen
                                   2080 Spalding Dr.
                                   Atlanta, GA  30350

               Any party may change the address to which notices are to be addressed by giving the other party notice in the manner provided in this Paragraph 18.

          19. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and, as applicable, their respective heirs, executors, administrators, representatives, successors and assigns.

          20. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof. This Agreement may be amended only by a written agreement executed by the parties hereto. Both parties agree that time is of the essence in this Agreement.

          21. Each party is fully aware of the contents of this Agreement and of its legal effect and has obtained such legal advice as he or it deems appropriate. The Company hereby urges Mr. Tholen to enter into this Agreement only after having obtained advice of legal counsel. Mr. Tholen acknowledges that he has been given twenty-one (21) days to consider this Agreement which he agrees is sufficient time and opportunity to review this Agreement and that he has been given sufficient time and opportunity, and indeed has been encouraged by the Company, to consult with his own attorney regarding his rights under this Agreement, and has obtained such legal advice as he deemed appropriate. Further, this Agreement may be revoked by Mr. Tholen within the seven (7) day period following his execution of this Agreement by giving written notice of such revocation to the Company. If this Agreement is not revoked within seven (7) days of its execution by Mr. Tholen, it then immediately becomes effective and enforceable. That date which is seven (7) days after the execution of this Agreement by the Mr. Tholen shall be referred to herein as the "effective date" except as to effective dates which are otherwise specifically established in this Agreement.

          22. Other than as expressly set forth herein, this Agreement constitutes the entire understanding by and between the parties with respect to the subject matter hereof and shall supersede any prior agreements and understandings among the parties with respect to such subject matter.

          23. No promise or inducement has been made or offered, except as herein set forth, and this Agreement is executed without reliance upon any statement or representation by any of the released parties or their representatives concerning the nature or extent of injuries or damages or legal liability therefor.

          24. The warranties and representations of this Agreement are deemed to survive the date of execution hereof.

          25. In the event any provision of this Agreement is held to be void, voidable or unenforceable in any respect, such provision shall be considered deleted herefrom and the remaining provisions shall remain in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration or extent or those activities which may be validly and enforceably covered. Mr. Tholen and the Company acknowledge the uncertainty of the law in this respect and each expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

          26. Nothing contained in this Agreement shall be construed or treated as an admission of liability by either party hereto for any purpose.

          27. Consideration provided in support of this Agreement is not and shall not be construed to be an admission of liability on the part of the Company.

               IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date of its execution by Mr. Tholen, as set forth below.


          "The Company"

          INTERNATIONAL MUREX                     J. DAVID THOLEN
          TECHNOLOGIES CORPORATION


           /s/ C. Robert Cusick                    /s/ J. David Tholen
          -------------------------               -----------------------
          By:
          Title:
          Date: 1/20/1997                         Date: January 20, 1997
               --------------------                    ------------------


          Frank Strickland, counsel to Mr. Tholen, has explained the facts and legal significance of this Agreement to Mr. Tholen, and by his signature does witness the acceptance of the same by Mr. Tholen. Counsel further acknowledges that Paragraph 4 of this Agreement requires the Company to pay up to $20,000 for Mr. Tholen's attorney's fees, expenses, and costs, or other amounts due him or his firm in any and all matters in connection with the Released Claims against the Company arising out of his representation of Mr. Tholen. After full payment by the Company of such fees and expenses, counsel on behalf of himself and his firm does hereby waive and release the Company, including any and all affiliated corporations, parent corporations, divisions, subsidiaries, both direct and indirect, successors and assigns of International Murex Technologies Corporation, from any and all further claims for such fees.

           /s/ Frank Strickland
          -------------------------
          Signature

          Date: January 20, 1997
               --------------------

                                      EXHIBIT A
                                      ---------

          Murex Argentina, S.A.
          Murex Diagnostics Australia Pty. Limited
          Murex Diagnostics Corporation
          Murex Diagnostics International, Inc.
          Murex Diagnostics Ltda. (limited liability partnership)
          Murex Diagnostics, spol. sr.o.
          Murex Diagnostics A/S
          Murex Diagnostics S.A.
          Murex Diagnostics GmbH
          Murex Diagnostici S.p.A.
          IMTC Holdings Corporation (L) Limited
          IMTC Finance, B.V.
          IMTC Holdings B.V.
          Murex Diagnostics Benelux, B.V.
          Murex Diagnostics Pvt.
          Murex Diagnostics, S.A.
          IMTC Holdings (UK) Limited
          Murex Biotech Limited
          Specialist Diagnostics Limited (liquidation)
          IMTC Holdings, Inc.
          Murex Diagnostics, Inc.
          Murex Medical Research Corporation
          Technology License Corporation
          IMTC Technologies, Inc.
          C. Robert Cusick
          F. Michael P. Warren, Q.C.
          Thomas L. Gavan, M.D.
          Norbert J. Gilmore, M.D., Ph.D.
          Jay A. Lefton, Esq.
          Stanley E. Read, M.D., Ph.D.
          Victor A. Rice
          Austin G.E. Taylor
          J. Trevor Eyton
          Hartland M. MacDougall
          Steven C. Ramsey
          Jill A. Gilmer
          Richard D. Strayer, Jr.
          Proteus BioResearch Corporation
          Hygeia Diagnostics Corporation
          QGB Investments Limited
          Estate of Edward J. DeBartolo, Sr.
          Edward J. DeBartolo, Jr.
          University of Notre Dame
          Citicorp
          Citibank, N.A.

                                      EXHIBIT B

          J. DAVID THOLEN RESIGNS FROM INTERNATIONAL MUREX'S
          BOARD OF DIRECTORS

          TORONTO, ONTARIO, January 24, 1997, International Murex Technologies Corporation (Nasdaq: MURXF) today announced J. David Tholen has resigned from the Company's Board of Directors. On December 1, 1996, in order to pursue other opportunities, Mr. Tholen also resigned as Chief Executive Officer (CEO) and President of the Company. As previously announced, the Company's Vice Chairman, C. Robert Cusick, has been appointed to Mr. Tholen's former positions with the Company.

          "We wish Dave Tholen well in his future endeavors," stated Michael Warren, Chairman of International Murex Technologies Corporation.

          International Murex Technologies Corporation is a vertically integrated, medical diagnostic products company that through its subsidiaries is dedicated to the research, manufacture and marketing of products for the detection, monitoring and screening of infectious diseases and other medical conditions. The Company manufactures and markets on a worldwide basis more than 600 products. Murex has marketing and distribution activities in more than 100 countries, with direct local representatives in 35 leading markets.


                                         ###



          This press release contains or refers to forward-looking information including future revenues, products, and income and is based upon current expectations that involve a number of business risks and uncertainties. Among the factors that could cause actual results to differ materially from any forward-looking statement include, but are not limited to, technological innovations of competitors, changes in health care regulations, litigation claims, changes in foreign economic conditions or currency translation, product acceptance, or changes in government regulation of the Company's products, as well as other factors discussed in the Company's Securities and Exchange Commission filings.